Exhibit 99.1

TD Bank Group to acquire MBNA Canada’s credit card business

•	Establishes TD as a top credit card issuer in Canada
•	Financially attractive acquisition
•	TD becomes dual issuer, giving customers greater choice
•	TD gains the largest Canadian MasterCard issuer

TORONTO, August 15, 2011 - TD Bank Group (TD) (TSX and NYSE: TD) and Bank of America Corporation (NYSE: BAC) today announced a definitive agreement under which TD will purchase MBNA Canada’s credit card portfolio, as well as certain other assets and liabilities. TD will pay a modest premium on an expected $8.5 billion of credit card receivables at closing.

"We are very pleased to be acquiring MBNA Canada’s credit card business. This acquisition will position TD as a top card issuer in Canada,” said Ed Clark, Group President and CEO, TD Bank Group. “We've consistently said that we will seize good opportunities that make strategic sense, fit within our risk profile and are financially attractive. This franchise brings new customers to TD, provides attractive additional options for our customers and is a great complement to our existing high-growth credit card business.”

MBNA Canada is the country’s largest MasterCard issuer. This acquisition will significantly build on TD’s existing Canadian credit card business, which has successfully grown to approximately 4 million active accounts. With this transaction, TD will add 1.8 million active accounts to its base.

“This transaction boosts our capability in credit cards and increases our scale in this business, allowing us to further leverage our distribution capabilities,” said Tim Hockey, President and CEO, TD Canada Trust. “Acquiring this business makes TD a dual issuer of both Visa and MasterCard, giving customers greater choice.”

“TD also has a strong history in the affinity market and this transaction will allow us to increase our presence in this space,” added Hockey. “We look forward to working with new affinity partners in credit cards and to welcoming new customers to TD.”

Additional details of the transaction

Subject to the satisfaction of regulatory approvals and customary closing conditions, this transaction is expected to close in the first quarter of fiscal 2012. The MBNA Canada brand will be maintained at least up to conversion, which is expected to be approximately 18 months from close.  Prior to close, TD expects to issue up to 8 million common shares for prudent capital management purposes, subject to tone and price in the market. The common shares are not expected to be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

TD expects a 20-basis-point impact to its Tier 1 capital ratio on closing, on a pro forma basis as at TD’s last quarter end and after the intended common share issuance.

TD expects the transaction to be accretive by 5 cents to adjusted earnings per share in fiscal 2012 and by 10 cents to adjusted earnings per share in fiscal 2013.

Investor information and call:

The call will be audio webcast live at www.td.com/investor/ at 8:30 a.m. ET and is expected to last about 45 minutes. The call and webcast will feature presentations by TD executives on the transaction and will be followed by a question-and-answer period.  The presentation material referenced during the call is available on the website at www.td.com/investor/calendar_arch.jsp.  A listen-only telephone line is available at 416-644-3415 or 1-877-974-0445 (toll free).

About TD Bank Group

The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Group (TD). TD is the sixth largest bank in North America by branches and serves more than 19 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust and TD Insurance; Wealth Management, including TD Waterhouse and an investment in TD Ameritrade; U.S. Personal and Commercial Banking, including TD Bank, America's Most Convenient Bank; and Wholesale Banking, including TD Securities. TD also ranks among the world's leading online financial services firms, with approximately 7 million online customers. TD had CDN$630 billion in assets on April 30, 2011. The Toronto-Dominion Bank trades under the symbol "TD" on the Toronto and New York Stock Exchanges.

Caution Regarding Forward Looking Information, Non-GAAP Measures and Other Matters

From time to time, TD makes written and oral forward-looking statements, including in this press release, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. In addition, representatives of TD may make forward-looking statements orally to analysts, investors, the media and others. All such statements are made pursuant to the “safe harbour” provisions of applicable Canadian and U.S. securities laws, including the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements include, among others, statements regarding TD’s objectives and priorities and strategies to achieve them, and TD’s anticipated financial performance. Forward-looking statements are typically identified by words such as “will”, “would”, “expect”, should”, “believe”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”.

By their very nature, these statements require TD to make assumptions and are subject to inherent risks and uncertainties, general and specific.  Especially in light of the uncertainty related to the financial, economic and regulatory environments, such risks and uncertainties - many of which are beyond TD’s control and the effects of which can be difficult to predict - may cause actual results to differ materially from the expectations expressed in the forward-looking statements.  Risk factors that could cause such differences include: credit, market (including equity, commodity, foreign exchange and interest rate), liquidity, operational, reputational, insurance, strategic, regulatory, legal, and other risks, all of which are discussed in the Management’s Discussion and Analysis (2010 MD&A) in TD’s 2010 Annual Report and the Management’s and Discussion and Analysis in TD’s Q1 and Q2 2011Reports to Shareholders.

With regard to TD’s proposed acquisition of the assets of MBNA Canada, there can be no assurance that TD will realize the anticipated benefits or results due to a variety of factors, including: inability to complete the acquisition in the timeframe anticipated, obtain governmental approvals of the transaction or satisfy other conditions to the transaction on the proposed terms and timeframe; higher than anticipated integration costs;  difficulty or delays in integrating  the MBNA Canada business; failure to obtain the consent or other agreement of certain counterparties whose consent or agreement is required in order for TD to acquire the relationship and related card balances; higher than expected rates of non-renewal and lower than anticipated rates of new account origination; higher than expected rates of provisions for credit losses; lower than expected rates of run-off with respect to the portion of the portfolio comprised of promotional rate balances in the 12 to 18 months following closing; and challenges with introducing new products and services, achieving acceptance in certain markets of TD’s products and services in those markets, and developing and maintaining partner and customer relationships.

We caution that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect TD’s results.  For additional information, please see the “Risk Factors and Management” section of the 2010 MD&A. TD’s material general economic assumptions are set out in TD’s 2010 Annual Report under the heading “Economic Summary and Outlook” and for each of the business segments under the heading “Business Outlook and Focus for 2011”.

All such factors should be considered carefully, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, when making decisions with respect to TD and undue reliance should not be placed on TD’s forward-looking statements.

Any forward-looking statements contained in this press release represent the views of management only as of today’s date and are presented for the purpose of assisting TD’s shareholders and analysts in understanding TD’s objectives and priorities, and may not be appropriate for other purposes.  Actual results may differ materially from the results anticipated in these forward-looking statements.  TD does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities laws.

TD’s financial results are prepared in accordance with GAAP. TD also utilizes non-GAAP financial measures referred to as “adjusted” results to assess each of its businesses and to measure overall bank performance. To arrive at adjusted results, TD removes “items of note”, net of income taxes, from GAAP results. The items of note relate to items which management does not believe are or would be indicative of underlying business performance. TD believes that adjusted results provide the reader with a better understanding of how management views the bank’s performance. Adjusted results are different from results determined in accordance with GAAP and adjusted results and adjusted earnings per share are not defined terms under GAAP, and, therefore, may not be comparable to similar terms used by other issuers. For more information of a general nature, see “How the Bank Reports” in TD’s reports to shareholders. For more information on the adjustments to TD’s expected earnings per share referred to above, as well as the material factors and assumptions inherent in TD’s expectations for its future Tier 1 capital ratio and earnings per share referred to above, see the presentation materials available on the website at www.td.com/investor/calendar_arch.jsp.

For further information contact:

Investors:

Rudy Sankovic
TD Bank Group
416-308-9030

Media:

Mohammed Nakhooda
TD Bank Group
416-983-8622